Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF JULY 21, 2006

AMONG

AMBASSADORS MARINE GROUP, LLC,

a Delaware limited liability company,

NISHIDA TEKKO CORPORATION,

a Japanese corporation,

NISHIDA TEKKO AMERICA CORPORATION,

a California corporation

AND

BMI ACQUISITION COMPANY,

a Washington corporation

-i-

-ii-

Section 9.16	Submission to Jurisdiction	46
Section 9.17	Waiver of Trial by Jury	47

Exhibit A	Option Agreement
Exhibit B	Non-Competition and Non-Disclosure Agreement
Exhibit C	Subscription Agreement
Exhibit D	License Agreement

Disclosure Letter

-iii-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of July 21, 2006, by and among AMBASSADORS MARINE GROUP, LLC, a Delaware limited liability company (“Buyer”) and wholly-owned subsidiary of Ambassadors International, Inc., a Delaware corporation, NISHIDA TEKKO CORPORATION, a Japanese corporation (“Seller”), NISHIDA TEKKO AMERICA CORPORATION, a California corporation and wholly-owned subsidiary of Seller (“NTA”), and BMI ACQUISITION COMPANY, a Washington corporation and wholly-owned subsidiary of NTA (“BMI”). Buyer, Seller, NTA and BMI are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of capital stock of NTA; and

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, the Shares in return for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

“AAA” has the meaning set forth in Section 9.15 below.

“Accounts Receivable” has the meaning set forth in Section 4.10 below.

“Acquired Company” means any of NTA or its Subsidiaries, and “Acquired Companies” means NTA and its Subsidiaries, collectively.

“Acquired Company Affiliates” has the meaning set forth in Section 4.24(a) below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Bankruptcy or Insolvency Proceeding” has the meaning set forth in Section 4.1(d).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnitees” has the meaning set forth in Section 8.2 below.

“Cap” has the meaning set forth in Section 8.8 below.

“Closing Payment” has the meaning set forth in Section 2.2(a) below.

“Closing” has the meaning set forth in Section 3.1 below.

“Closing Date” has the meaning set forth in Section 3.1 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 4.18 below.

“Controlled Group of Corporations” has the meaning set forth in Code Section 1563.

“Damages” has the meaning set forth in Section 8.2 below.

“Debt” means the loan agreement dated as of January 27, 2006, between The Shoko Chukin Bank, New York Branch and Nishida Tekko America Corporation in the principal amount of $6,000,000.

“Debt Satisfaction Payment” has the meaning set forth in Section 2.2 below.

“Disclosure Letter” has the meaning set forth in Article IV below.

“Dispute” has the meaning set forth in Section 9.15 below.

“D&O Insurance” has the meaning set forth in Section 7.10 below.

“Employees” has the meaning set forth in Section 4.21(b) below.

“Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, contractor or consultant (or to any dependent or beneficiary thereof) of Seller or any Acquired Company, which are now, or were within the past 6 years, maintained, sponsored or contributed to by any Acquired Company, or with respect to which any Acquired Company has incurred or may incur any obligation or Liability, including, without limitation, all incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediment, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Action” means any notice, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, damage to flora or fauna caused by Environmental Conditions, real property damage, personal injuries or penalties) arising out of, based on or resulting from the Release of or exposure of any individual to any Hazardous Materials.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at any level which exceeds any applicable standard or threshold under any Environmental, Health and Safety Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental, Health and Safety Law.

“Environmental, Health, and Safety Laws” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”, with respect to any entity, shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the identified entity, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the identified entity, within the meaning of Section 4001(b)(1) of ERISA.

“Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Facility” means real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Financial Statements” has the meaning set forth in Section 4.6 below.

“Foreign Subsidiary” means any Acquired Company organized under the laws of or doing business in any country other than the United States.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or any non-United States, foreign, international, federal, state, local or municipal government, court, legislature, governmental agency or governmental commission, judicial or quasi-judicial authority, regulatory authority, agency, department, body or instrumentality of any government.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use or groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials” means any pollutant, chemical, or substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental, Health and Safety Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indemnified Party” has the meaning set forth in Section 8.5(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.5(a) below.

“Indemnity Claim” has the meaning set forth in Section 8.5(a) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all internet domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheets” means the balance sheets included in the Interim Financial Statements.

“Interim Financial Statements” has the meaning set forth in Section 4.6 below.

“Interim Financial Statements Date” has the meaning set forth in Section 4.6 below.

“Knowledge” means (i) with respect to the Acquired Companies, except NTA, actual knowledge after reasonable investigation of the following officers: Paul Chapman – Bellingham Marine Industries, Inc. Vice President Finance, Tina M. DeVries – Bellingham Marine Industries, Inc. Vice President Risk Management, J. Everett Babbitt – Bellingham Marine Industries, Inc. President, Phillip Greenman – Bellingham Marine Industries, Inc. Executive Vice President, and Errol Redman – Bellingham Marine Industries, Inc. Chief Financial Officer (New Zealand, Australia, Malaysia), or (ii) with respect to Seller and NTA, actual knowledge of Shinichi Nishida – NTA President, and Masaru Murata – NTA Secretary/Treasurer. With respect to Section 4.20 (Environmental, Health and Safety Matters), “Knowledge” means (i) with respect to the Acquired Companies, except NTA, actual knowledge without further investigation of the following officers: Paul Chapman – Bellingham Marine Industries, Inc. Vice President Finance, Tina M. DeVries – Bellingham Marine Industries, Inc. Vice President Risk Management, J. Everett Babbitt – Bellingham Marine Industries, Inc. President, Phillip Greenman – Bellingham Marine Industries, Inc. Executive Vice President, and Errol Redman – Bellingham Marine Industries, Inc. Chief Financial Officer (New Zealand, Australia, Malaysia), or (ii) with respect to Seller and NTA, actual knowledge without further investigation of Shinichi Nishida – NTA President, and Masaru Murata – NTA Secretary/Treasurer.

“Laws” means (a) all applicable domestic, international, foreign, admiralty and maritime laws, including all statutes, codes, plans, constitutions, treaties, principles of common law, ordinances, regulations, decrees, rules, municipal by-laws and orders of every Governmental Authority and (b) any applicable judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, decision, injunction, decree, charge, ruling, order or other restriction of any court or Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(b) below.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreement” has the meaning set forth in Section 6.1(k) below.

“Licenses and Permits” means any approval, consent, license, permit, franchise, approval registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including without limitation any Environmental, Health and Safety Law, that is held by or otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company.

“Material Adverse Change” means any change relating to the business, properties, assets, condition (financial or otherwise) or results of operation of the Acquired Companies taken as a whole that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operation of the Acquired Companies taken as a whole.

“NASDAQ” has the meaning set forth in Section 9.1 below.

“Non-Competition and Non-Disclosure Agreement” has the meaning set forth in Section 6.1(i) below.

“Non-Solicitation Area” has the meaning set forth in Section 7.4 below.

“Non-Solicitation Period” has the meaning set forth in Section 7.4 below.

“Notice” has the meaning set forth in Section 8.5(a) below.

“NTA” has the meaning set forth in the preface above.

“Objection Notice” has the meaning set forth in Section 8.6(a).

“Option Agreement” has the meaning set forth in Section 6.1(h) below.

“Order” means any award, decision, injunction, judgment, decree, ruling, subpoena, verdict or order entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency); provided, however, that as to any contract, it shall be deemed to be in the “Ordinary Course of Business” if the liability of any Acquired Company, in the aggregate, is less than $25,000.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 4.9(a) below.

“Party” has the meaning set forth in the preface above.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date and that portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or information) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Properties” means any real property currently owned or under lease by the Acquired Companies on the Closing Date.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnitees” has the meaning set forth in Section 8.4 below.

“Shares” has the meaning set forth in the preface above.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subscription Agreement” has the meaning set forth in Section 6.1(j) below.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survival Period” has the meaning set forth in Section 8.1 below.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.5(b) below.

“Threatened” means, with respect to a claim, Proceeding, dispute, action or other matter, that any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Threshold” has the meaning set forth in Section 8.8 below.

“Transfer Taxes” has the meaning set forth in Section 7.5(e) below.

“WARN Act” has the meaning set forth in Section 4.21(e) below.

“Year End Financial Statements” has the meaning set forth in Section 4.6 below.

ARTICLE II

SALE AND PURCHASE OF SHARES

Section 2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in the Shares, free and clear of all liens, pledges, Encumbrances, charges and claims thereon, for the consideration specified below. Upon consummation of the transaction, Buyer will hold all of the issued and outstanding Shares, free and clear of any and all liens, pledges, Encumbrances, charges and claims.

Section 2.2 Closing Payment. Buyer agrees to pay to Seller at the Closing Six Million Eight Hundred Thousand Dollars ($6,800,000) (the “Closing Payment”) and $200,000 to NTA, which funds shall be used to repay certain indebtedness of NTA to Seller (the “Debt Satisfaction Payment”), in each case, by delivery of cash payable by wire transfer or delivery of other immediately available funds to an account designated by Seller.

Section 2.3 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III

CLOSING

Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins in Costa Mesa, California, 92626, commencing simultaneously with the execution of this Agreement (the “Closing Date”).

Section 3.2 Deliveries at the Closing. At the Closing, the Parties shall make the deliveries as set forth in Article VI below.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER, NTA AND BMI

Seller with respect to Section 4.1 below, and each of Seller, NTA and BMI with respect to all sections of this Article IV except Section 4.1, represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) with respect to themselves and their respective Subsidiaries, except as set forth on the Disclosure Letter delivered by Seller and the Acquired Companies to Buyer on the date hereof (the “Disclosure Letter”). Nothing in the Disclosure Letter shall be deemed adequate to disclose an exception to any representation or warranty made herein, however, unless the Disclosure Letter identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty addresses the existence of the document or other item itself). The Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

Section 4.1 Representations and Warranties Concerning Seller.

(a) Organization and Good Standing. Seller is a corporation duly authorized, validly existing, and in good standing under the Laws of Japan. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

(b) Authority; No Conflict. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Any and all corporate acts and other proceedings necessary for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and the exhibits and schedules hereto and the consummation by Seller of the transactions contemplated hereby have been validly and appropriately taken. Neither the execution and delivery of this Agreement and the exhibits and schedules hereto, nor the consummation of the transactions contemplated hereby, will violate any Law to which Seller is subject, or any Licenses and Permits to which Seller is a party.

(c) Share Ownership. Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under any applicable securities Laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment that would require Seller to sell, transfer, or otherwise dispose of any Shares (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares. Seller has delivered to Buyer copies of all agreements relating to any Shares.

(d) Seller’s Solvency. Both before and after giving effect to the consummation of the transactions contemplated hereby, (a) the fair value of the property of Seller is greater than the total amount of liabilities, including contingent liabilities, of Seller; (b) the present fair salable value of the assets of Seller, as part of a going concern, is not less than the amount that will be required to pay the probable liabilities of Seller on its debts as they become absolute and matured; and (c) Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond Seller’s ability to pay as such debts and liabilities mature. There has been no bankruptcy (Hasan), civil rehabilitation (Minji Saisei), corporate reorganization (Kaisha Seiri) or special liquidation (Tokubetsu Seisan) proceeding (“Bankruptcy or Insolvency Proceeding”) instituted by or against Seller, and there is no suspension of payment (Shiharai Teishi), insolvency (Shiharai Funo), or other event which would become a cause of petition for any of any Bankruptcy or Insolvency Proceeding.

(e) Use of Proceeds. Seller has no plan or intention to conceal, gift or otherwise dispose of any cash consideration Seller receives pursuant to this Agreement in a manner that may prejudice any rights of any creditor of Seller.

(f) Broker’s Fees. Seller and its agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees, or agents’ commissions, or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

(g) Notices and Consents. Except as set forth on Section 4.1(g) of the Disclosure Letter, Seller is not, and will not be, required to give any notice to, make any filing with, or obtain any consent, authorization or approval of, any Person, including any Governmental Authority, in connection with the execution and delivery of this Agreement and the exhibits and schedules hereto or the consummation or performance of the transactions contemplated herein.

Section 4.2 Organization and Good Standing. Section 4.2 of the Disclosure Letter contains a complete and accurate list of each Acquired Company’s name, jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, capitalization (including the identity of each shareholder and the number of shares held by each) and managers, directors, and officers. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all its obligations under the Contracts. Except as set forth on Section 4.2 of the Disclosure Letter, each Acquired Company has all material licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify and be in good standing would not have a Material Adverse Effect. The Acquired Companies have delivered to Buyer correct and complete copies of the Organizational Documents of each Acquired Company, as amended to date and currently in effect. No Acquired Company is in default under or in violation of any provision of its Organizational Documents.

Section 4.3 Authority; No Conflict. The Acquired Companies have delivered to Buyer an execution copy of all actions by the Acquired Companies’ boards of directors or similar authority necessary to approve this Agreement and the transactions contemplated herein. This Agreement and the exhibits and schedules hereto has been duly executed and delivered by NTA and BMI and constitutes the legal, valid and binding obligations of NTA and BMI, enforceable against NTA and BMI in accordance with its terms, except where such enforceability may be limited to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. Subject to the requisite consents referenced in Section 4.4 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Acquired Companies, or (ii) any resolution adopted by the board of directors or stockholders of any Acquired Company;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or Other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any License or Permit that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Section 4.4 Notices and Consents. Except as set forth on Section 4.4 of the Disclosure Letter, no Acquired Company is or will be required to give any notice to, make any filing with, or obtain any consent, authorization or approval of, any Person, including any Governmental Authority, in connection with the execution and delivery of this Agreement and the exhibits and schedules hereto or the consummation or performance of the transactions contemplated herein.

Section 4.5 Capitalization. The authorized equity securities of NTA consist of One Million (1,000,000) shares of common stock of which Twenty Thousand, Five Hundred (20,500) shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Seller), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. Other than standard Securities Act restrictions, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Acquired Companies to issue, sell, transfer or otherwise cause to become outstanding any equity securities or other securities of any Acquired Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Acquired Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of securities of the Acquired Companies. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of any Law. No Acquired Company owns, or has any agreement to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

Section 4.6 Financial Statements. The Acquired Companies have delivered to Buyer a true and complete copy of their audited balance sheet and statements of operations, change in stockholders’ equity (including the related notes) and cash flow for each Acquired Company as of and for the twelve months ended December 31, 2003, December 31, 2004 and December 31, 2005 (the “Year End Financial Statements”) and a true and complete copy of the unaudited balance sheet, statement of operations and change in stockholders’ equity (including the related notes) for each Acquired Company as of the five (5) months ended May 31, 2006 (the “Interim Financial Statements Date”) (the “Interim Financial Statements,” and, along with the Year End Financial Statements, the “Financial Statements”); provided, however, that, for NTA, all such Financial Statements were unaudited. The Financial Statements (i) are in accordance with the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP consistently applied through the periods covered thereby and (iii) fairly and accurately present the assets, Liabilities (including all reserves) and financial position of the Acquired Companies as of the respective dates thereof and the results of operations for the period then ended (subject, in the case of the Interim Financial Statements, to immaterial year-end adjustments and the fact that there are no notes thereto). The Year End Financial Statements for all of the Acquired Companies except NTA have been examined by Moss Adams LLP, independent certified public accountants, whose report thereon is included with such Year End Financial Statements. Except as set forth in the Financial Statements, neither the Acquired Companies nor Marina Accessories, Inc., a Washington corporation, has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto. Nothing has come to the attention of Seller since such respective dates that would indicate that such Financial Statements are not true and correct in all material respects as of the date hereof. Except as set forth on Section 4.6 of the Disclosure Letter, no Acquired Company is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

Section 4.7 Books and Records. Except as set forth on Section 4.7 of the Disclosure Letter, the books of account, Organizational Documents, stock record books, minutes, and other records of the Acquired Companies, all of which the Acquired Companies have been made available to Buyer, are, to the Acquired Companies’ Knowledge, complete and correct and have been maintained in accordance with sound business practices and the requirements of all applicable Laws. To the Acquired Companies’ Knowledge, the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporation action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Acquired Companies, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

Section 4.8 Assets. Except as set forth on Section 4.8 of the Disclosure Letter, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or located on their premises, free and clear of any Encumbrances. Such assets include all assets necessary for the conduct of the Acquired Companies’ businesses as presently conducted. To the Knowledge of Seller and the Acquired Companies, all tangible assets and properties of the Acquired Companies are in good operating condition and repair (subject to normal and customary maintenance requirements), are usable in the Ordinary Course of Business and conform in all material respects to all applicable Laws relating to their construction, use and operation, except as set forth on Section 4.8 of the Disclosure Letter. The assets and properties of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.9 Real Property.

(a) Section 4.9(a) of the Disclosure Letter sets forth a complete list of all real property owned by the Acquired Companies (the “Owned Real Property”). The Acquired Companies have good and marketable title to the Owned Real Properties, free and clear of all Encumbrances.

(b) Section 4.9(b) of the Disclosure Letter sets forth a complete list of all real property leased by the Acquired Companies (the “Leased Real Property”). Except as set forth on Section 4.9(b) of the Disclosure Letter, the Acquired Companies are not in material default (with or without notice or lapse of time, or both) under any such leases, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default under such leases or require the consent of any other party thereto. The Acquired Companies have not, and to the Knowledge of Seller and the Acquired Companies, the other party to any such lease has not, commenced any action in respect of, or arising out of such lease or given any notice to the Acquired Companies for the purpose of terminating or threatening to terminate such lease.

(c) Except as set forth on Section 4.9(c) of the Disclosure Letter, to the Knowledge of Seller and the Acquired Companies, the improvements located on the Owned Real Property and the Leased Real Property used for the Acquired Companies’ material operations are structurally sound, with no material defects, and all building systems contained therein are in good operating condition and repair, subject to ordinary wear and tear.

Section 4.10 Notes and Accounts Receivable. All notes and accounts receivable of the Acquired Companies that are reflected on the Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth on Section 4.10 of the Disclosure Letter, the Accounts Receivable are current and collectible net of the respective reserves shown on the Financial Statements. Subject to such reserves as reflected on the Financial Statements, as adjusted in the Acquired Companies’ books in the Ordinary Course of Business for the passage of time between the date of the Financial Statements through the Closing Date, each of the Accounts Receivable either has been or will be collected in full, without any set-off, in the Ordinary Course of Business. There is no contest, claim, or right of set-off under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Seller has provided to Buyer a complete and accurate list of all Accounts Receivable as of the date of the Interim Financial Statements, which list sets forth the aging of such Accounts Receivable.

Section 4.11 Inventory. All inventory of the Acquired Companies, whether or not reflected on the Financial Statements, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in all material respects have been written off or written down to net realizable value in the Financial Statements. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

Section 4.12 Taxes.

(a) Filing of Tax Returns. Each of the Acquired Companies has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. Except as set forth on Section 4.12(a) of the Disclosure Letter, all material Taxes due and owing by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Payment of Taxes. The unpaid Taxes of the Acquired Companies did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since the date of the most recent Financial Statement, none of the Acquired Companies has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Audits, Investigations or Claims. No deficiencies for Taxes against any of the Acquired Companies have been claimed, proposed or assessed in writing by any Governmental Authority. There are no pending or, to the knowledge of any of the Acquired Companies, threatened audits, assessments or other Proceedings for or relating to any liability in respect of Taxes of any of the Acquired Companies, and there are no matters under discussion with any Governmental Authority, or known to the Seller or the Acquired Companies, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Acquired Companies. The Acquired Companies have delivered or made available to Buyer complete and accurate copies of federal, state and local Tax Returns of each of the Acquired Companies and their predecessors for all Tax years beginning after December 31, 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies or any predecessors since December 31, 2002. None of the Acquired Companies or any predecessor of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Liens. There are no liens for Taxes other than Taxes not yet due and payable on any assets of any of the Acquired Companies.

(e) Tax Elections. None of the Acquired Companies (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Acquired Companies; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Acquired Companies, and, after the Closing Date, none of the Acquired Companies shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) Other Entity Liability. None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is BMI). None of the Acquired Companies has any Liability for the Taxes of any Person (other than Taxes of the Acquired Companies) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) No Withholding. Each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code.

(i) Permanent Establishment. Except as set forth on Section 4.12(i) of the Disclosure Letter, none of the Acquired Companies has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(j) Disallowance of Interest Deductions. None of the outstanding indebtedness of any of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.

(k) Tax Shelters. None of the Acquired Companies has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 4.13 Employee Benefits.

(a) List of Plans; Absence of Certain Arrangements. Section 4.13(a) of the Disclosure Letter lists each Employee Plan. No Employee Plan (i) is or was a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) is or was subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and (iii) provides retiree or post-employment benefits (including, without limitation, medical, disability or life insurance, or other welfare benefits) to any person, except as required by Applicable Law. Except as set forth in Section 4.13(a) of the Disclosure Letter, no Employee Plan is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and no Acquired Company nor any ERISA Affiliate of any Acquired Company is required to, or has ever been required to, contribute to or provide benefits under any such Employee Plan, fund or organization or has any Liability or obligation under any such Employee Plan, fund or organization. With respect to each Employee Plan, at the Closing there will be no unrecorded material liabilities with respect to the establishment, implementation, operation, administration or termination of such Employee Plan, or the termination of the participation in any such Employee Plan by any Acquired Company or any ERISA Affiliate of any Acquired Company.

(b) No Commitments; Ability to Amend. Neither any Acquired Company nor any ERISA Affiliate of any Acquired Company has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of any Acquired Company (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of any Acquired Company (with respect to their relationship with such entities). Each Employee Plan can be amended, terminated or otherwise discontinued immediately after the Closing in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event).

(c) No Other Material Liability. Neither Seller nor any Acquired Company is subject to any material Liability, tax or penalty with respect to any Employee Plan under ERISA, the Code or any other Applicable Law, and neither Seller nor any Acquired Company has any Knowledge of any circumstances which reasonably might result in any such material Liability, tax or penalty. No event has (as to Seller’s representation and warranty only, to Seller’s Knowledge) occurred and no condition exists that could subject any Acquired Company, by reason of its affiliation with any ERISA Affiliate of such Acquired Company, to any material Liability, Tax or penalty with respect to any Employee Plan under ERISA, the Code or other Applicable Law, and neither Seller nor any Acquired Company has any Knowledge of any circumstances which reasonably might result in any such material Liability, Tax or penalty.

(d) Tax Qualification; General Compliance. Each Employee Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. Each Employee Plan has been administered and maintained in compliance in all material respects in accordance with its terms and with ERISA, the Code and all other Applicable Laws. All contributions required to be made under the terms of any Employee Plan as of the date of this Agreement have been timely made in accordance with the terms of such Employee Plan, ERISA, the Code and all other Applicable Laws, or if not yet due, have been properly reflected on the Financial Statements.

(e) Fiduciary Duties and Prohibited Transactions. Neither any Acquired Company nor any plan fiduciary of any Employee Plan which covers or has (as to Seller’s representation and warranty only, to Seller’s Knowledge) covered employees or former employees of any Acquired Company or any ERISA Affiliate of any Acquired Company, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. None of the Acquired Companies have knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan (or other employee benefit plan subject to ERISA). None of the Acquired Companies has (as to Seller’s representation and warranty only, to Seller’s Knowledge) any Liability under Section 502 of ERISA. Neither any Acquired Company nor any ERISA Affiliate of any Acquired Company has incurred any excise tax under Chapter 43 of the Code.

(f) No Acceleration; Code Section 280G. No Employee Plan or other contract, agreement or benefit arrangement covering any current or former employee or independent contractor of any Acquired Company, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the Code). Except as set forth on Section 4.13(f) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of any Acquired Company to any Employee Plan, or to any present or former employee, officer, director, shareholder, contractor or consultant of any Acquired Company or any of their dependents, or any other person, (ii) be an event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant of any Acquired Company or any of their dependents, or any other person, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits theretofore or thereafter due or granted to any employee, officer, director, shareholder, contractor, or consultant of any Acquired Company or any of their dependents, or any other person.

(g) COBRA; HIPPA. Each Acquired Company and each ERISA Affiliate is in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. No Acquired Company or any ERISA Affiliate have incurred any material Liability under Section 4980B of the Code.

(h) Litigation. Other than routine claims for benefits under the Employee Plans, there are no pending or, to the Knowledge of Seller or any Acquired Company, threatened actions or proceedings against any Employee Plan, the fiduciaries or administrators of any of the Employee Plans, or Seller or any Acquired Company with respect to any Employee Plan, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Employee Plan or any other person whomsoever. Neither Seller nor any Acquired Company has any Knowledge of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

(i) Code Section 409A. Except as set forth in Section 4.13 (i) of the Disclosure Letter, no payment or benefit provided or to be provided under to an Employee Plan to or for the benefit of a “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

(j) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of any Acquired Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by any Acquired Company of any amount (i) that is not deductible by such Acquired Company under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable.

(k) Foreign Plans. With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) of the Seller, any Acquired Company, or any of their respective subsidiaries, which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material Liability exists or reasonably could be imposed upon the assets of the any of the Acquired Company by reason of such Foreign Plan.

Section 4.14 Compliance With Legal Requirements. Each Acquired Company is (as to Seller’s representation and warranty only, to Seller’s Knowledge) in compliance with all Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for such non-compliance which is not reasonably likely to be materially adverse to the condition or results of operations of any Acquired Company or result in a material fine or penalty. No event has occurred or circumstance exists that (with or without notice or lapse of time) (as to Seller’s representation and warranty only, to Seller’s Knowledge) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Law, except where such violation or failure would not result in a Material Adverse Effect. No Acquired Company has received (as to Seller’s representation and warranty only, to Seller’s Knowledge) any notice, charge, complaint, claim, demand or other communication (whether oral or written) from any Governmental Authority with respect to any action, suit, Proceeding, hearing or investigation by such Governmental Authority regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law, except (a) as has already been resolved with no penalties or fines which have not been paid in full or reserved for on the Financial Statements or (b) is being disputed in good faith and listed on Section 4.14 of the Disclosure Letter.

Section 4.15 Licenses and Permits. Section 4.15 of the Disclosure Letter contains a complete and accurate list of all material Licenses and Permits. Each Acquired Company (as to Seller’s representation and warranty only, to Seller’s Knowledge) owns or possesses such respective Licenses and Permits free and clear of any Encumbrances, claims or Liabilities. Such Licenses and Permits (as to Seller’s representation and warranty only, to Seller’s Knowledge) are in full force and effect and there are no proceedings pending or Threatened that seek the revocation, cancellation, suspension or adverse modification thereof. No Acquired Company (as to Seller’s representation and warranty only, to Seller’s Knowledge) has violated any such Licenses and Permits, and each Acquired Company is in compliance in all material respects with all such Licenses and Permits. No Acquired Company (as to Seller’s representation and warranty only, to Seller’s Knowledge) has received any notice to the effect that (i) such Acquired Company is not in compliance with, or is in a violation of, any such Licenses and Permits or (ii) any currently existing circumstances are likely to result in a failure of such Acquired Company to comply with, or in a violation by such Acquired Company of, any such Licenses and Permits. Such Licenses and Permits included on Section 4.15 of the Disclosure Letter constitute (as to Seller’s representation and warranty only, to Seller’s Knowledge) all of the material licenses, approvals, consents, franchises and permits necessary to permit the Acquired Companies to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted. All such Licenses and Permits are (as to Seller’s representation and warranty only, to Seller’s Knowledge) renewable by their terms in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and such Licenses and Permits will not be subject to suspension, modification or revocation or require any consent to transfer the same in connection with the completion of the transactions contemplated by this Agreement.

Section 4.16 Legal Proceedings. Section 4.16 of the Disclosure Letter sets forth a true and complete list of all Proceedings as of the date hereof, including reasonable detail regarding the current status of such Proceedings, to which any of the Acquired Companies is, or to the Knowledge of Seller, is threatened to be, a party or as to which their property or assets may be bound. Except as set forth on Section 4.16 of the Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Seller, Threatened, against or affecting any of the Acquired Companies, nor is there any Order outstanding against any of the Acquired Companies. To the

Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in any Proceedings being brought against any of the Acquired Companies.

Section 4.17 Absence of Certain Changes and Events.

(a) Except for incurring the expenses, making the payments, or the other transactions contemplated in or by this Agreement, since December 31, 2005, and except as set forth on Section 4.17(a) of the Disclosure Letter, (as to Seller’s representation and warranty only, to Seller’s Knowledge) (i) each of the Acquired Companies has conducted its business in the Ordinary Course of Business and has not incurred any material Liability, except in the Ordinary Course of Business; (ii) there has not been any change in the business, financial condition, Liabilities, assets, technology, Intellectual Property rights, employee relations, customer relations, supplier relations, manufacturer relations or distributor relations, or results of operations of the Acquired Companies that has had, or would reasonably be expected to have, a Material Adverse Effect on any such party, (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares or membership interests of any of the Acquired Companies; (iv) there has not been any split, combination or reclassification of any common stock of any of the Acquired Companies or any issuance or commitment to issue or the authorization of any issuance of any capital stock or other equity interests of any of the Acquired Companies or other securities convertible into, in exchange or in substitution for any shares of capital stock or other equity interests of any of the Acquired Companies; (v) there has not been (A) any granting by any of the Acquired Companies to any employee of any of the Acquired Companies of any increase in compensation, other than in the Ordinary Course of Business, (B) any granting by any of the Acquired Companies to any such employee of any increase in severance or termination pay, (C) any entry by any of the Acquired Companies into any employment, severance or termination agreement, policy or arrangement with any employee other than in the Ordinary Course of Business, or (D) any transaction with Seller, or a director or employee of any of the Acquired Companies, other than in the Ordinary Course of Business; and (vi) there has not been any change in accounting methods, principles or practices by any of the Acquired Companies affecting its assets, Liabilities or business, except insofar as may have been required by a change in GAAP.

(b) Except for the transactions contemplated in this Agreement and except as set forth on Section 4.17(b) of the Disclosure Letter, since December 31, 2005, (as to Seller’s representation and warranty only, to Seller’s Knowledge) none of the Acquired Companies has (i) sold, transferred, leased, licensed, pledged or mortgaged or agreed to sell, transfer, lease, license, pledge, or mortgage any assets, property or rights (including without limitation Intellectual Property) in excess of $25,000 individually or $150,000 in the aggregate, other than sales or disposition of inventories, in the Ordinary Course of Business, or cancelled, waived or compromised or agreed to cancel, waive or compromise, any debts, claims or rights in excess of $25,000 in the aggregate; (ii) made any material change in any method of management, operation or accounting; (iii) made any new or change in any material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended material Tax Return, entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; (iv) transferred, exchanged or exclusively licensed any of its Intellectual Property, or had any other material developments related to its Intellectual Property; (v) issued or committed to issue any capital stock or any securities convertible into capital stock; (vi) made any capital expenditure(s) in excess of, or purchased or acquired capital assets costing in excess of, approximately $620,000, in the aggregate, pursuant to a budget previously provided to Buyer; (vii) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person; (viii) suffered any damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets (whether or not covered by insurance) which has had or would reasonably be likely to have a Material Adverse Effect; (ix) lost the employment services of any employee whose annual salary exceeded $75,000; (x) made any loan or advance to any Person, other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice; (xi) entered into any agreements, commitments or contracts, except those made in the Ordinary Course of Business; or (xii) entered into any agreement or commitment to do any of the foregoing.

Section 4.18 Contracts; No Defaults.

(a) Section 4.18(a) of the Disclosure Letter contains a complete and accurate list of the following written contracts and other agreements, and any amendments, modifications or supplements to date (“Contracts”) to which any Acquired Company is a party:

(i) any contract or agreement that involves performance of services or delivery of goods, commodities, supplies, products, materials or other personal property by one or more of the Acquired Companies of an amount or value in excess of $25,000;

(ii) any contract or agreement that involves performance of services or delivery of goods, commodities, supplies, products, materials or other personal property to one or more of the Acquired Companies of an amount or value in excess of $25,000;

(iii) any contract or agreement that was not entered into in the Ordinary Course of Business;

(iv) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other contract or agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(v) any licensing agreement or other contract with respect the Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi) any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(vii) any contract or agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000 or providing severance benefits in excess of one month’s base salary;

(viii) any contract or agreement between any Acquired Company and Seller or any of its Affiliates (other than such Acquired Company);

(ix) any joint venture agreement, partnership agreement or similar contract or agreement;

(x) any contract or agreement containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(xi) any contract or agreement providing for commissions or payments to or by any Person based on sales, purchases or profits;

(xii) any power of attorney that is currently effective and outstanding;

(xiii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, termination, severance, change of control or other agreement, plan or arrangement for the benefit of any Acquired Company’s current or former managers, directors, officers and employees;

(xiv) any contract or agreement under which any Acquired Company has advanced or loaned any amount to any of its managers, directors, officers or employees;

(xv) any contract or agreement (or group of related contracts or agreements) under which any Acquired Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money or other Liability or obligation, or any capitalized lease obligation;

(xvi) any written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by any Acquired Company;

(xvii) any other contract or agreement under which the consummation of the transactions consummated by this Agreement would constitute a default thereunder (with or without notice or lapse of time, or both) without the prior consent of another party thereunder; and

(xviii) any other contract or agreement (or group of related contracts or agreements) the performance of which involves consideration in excess of $25,000.

(b) Except as set forth on Section 4.18(b) of the Disclosure Letter, none of the Acquired Companies is a party to, or is otherwise bound by, any oral contract or agreement that (i) has any continuing obligation of such Acquired Company or (ii) is not terminable by such Acquired Company without notice and without penalty. Any oral contract or agreement to which any Acquired Company is a party or is otherwise bound by (whether or not such contract is listed on Section 4.18(b) of the Disclosure Letter) shall be deemed a “Contract” for purposes of Section 4.18, but shall not be required to be listed on Section 4.18(a) of the Disclosure Letter.

Seller has delivered to Buyer a correct and complete copy of each written Contract listed in Section 4.18 of the Disclosure Letter and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 4.18 of the Disclosure Letter. With respect to each such Contract (as to Seller’s representation and warranty only, to Seller’s Knowledge): (i) the Contract is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under the Contract; and (iv) no party has repudiated any provision of the Contract. None of the Acquired Companies has received any notice of termination with respect to any Contract.

Section 4.19 Insurance. Section 4.19 of the Disclosure Letter contains a complete and accurate list of all policies or binders of fire, liability, title, property, director and officer, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, deductibles, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by any of the Acquired Companies on their businesses or employees for the last three (3) years. All insurance coverage applicable to the Acquired Companies (as to Seller’s representation and warranty only, to Seller’s Knowledge) is in full force and effect, insures the Acquired Companies in reasonably sufficient amounts, as determined by the Acquired Companies in consultation with their insurance agents, against the Acquired Companies’ respective risks, provides coverage as may be required by any and all contracts or agreements that the Acquired Companies are party to and has been issued by insurers of recognized responsibility. There is no default (as to Seller’s representation and warranty only, to Seller’s Knowledge) under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. As to Seller’s representation and warranty only, to Seller’s Knowledge, there are no outstanding unpaid premiums except in the Ordinary Course of Business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies (as to Seller’s representation and warranty only, to Seller’s Knowledge) for retroactive or retrospective premium adjustments.

Section 4.20 Environmental, Health and Safety Matters.

(a) Except as set forth on Section 4.20(a) of the Disclosure Letter and except as has been remediated, each Acquired Company is, and at all times has been, (as to Seller’s representation and warranty only, to Seller’s Knowledge) in material compliance with, and has not been and is not in material violation of or liable under, all applicable Environmental, Health and Safety Laws and all applicable Licenses and Permits related to environmental, health and safety matters.

(b) Except as set forth on Section 4.20(b) of the Disclosure Letter and except where the failure to do so would not have a Material Adverse Effect, (as to Seller’s representation and warranty only, to Seller’s Knowledge) neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental, Health or Safety Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Law Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c) Except as set forth on Section 4.20(c) of the Disclosure Letter, to the Knowledge of Seller and the Acquired Companies, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Liabilities or arising under or pursuant to any Environmental, Health and Safety Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an ownership interest.

(d) Except to the extent that it would not result in a Material Adverse Effect, (as to Seller’s representation and warranty only, to Seller’s Knowledge) neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Law Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(e) Except as set forth on Section 4.20(e) of the Disclosure Letter and except to the extent that it would not result in a Material Adverse Effect, neither Seller nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has (as to Seller’s representation and warranty only, to Seller’s Knowledge) any Environmental, Health, and Safety Law Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company (or any predecessor), has or had an interest, or at any property adjoining the Facilities or any such other property or assets.

(f) Except as set forth on Section 4.20(f) of the Disclosure Letter, to the Knowledge of Seller or any Acquired Company, there are no Hazardous Materials present on or in the Environment at the Properties, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part thereof, or incorporated into any structure therein or thereon.

(g) Except as set forth on Section 4.20(g) of the Disclosure Letter, to the Knowledge of Seller or any Acquired Company, neither Seller nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, except in full compliance with all applicable Environmental, Health and Safety Laws.

(h) Except as set forth on Section 4.20(h) of the Disclosure Letter, to the Knowledge of Seller or any Acquired Company, there has been no Release or Threatened Release of any Hazardous Materials at or from the Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or any adjoining property, whether by Seller, an Acquired Company, or any other Person.

(i) Except as set forth on Section 4.20(i) of the Disclosure Letter, (as to Seller’s representation and warranty only, to Seller’s Knowledge) neither Seller nor any Acquired Company has transported or arranged for the transport of Hazardous Materials which to the Knowledge of Seller or any Acquired Company has or may become the subject of any environmental action under any Environmental, Health, and Safety Law.

(j) Seller and the Acquired Companies have (as to Seller’s representation and warranty only, to Seller’s Knowledge) delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental, Health and Safety Laws.

Section 4.21 Employees and Labor Matters.

(a) To the Knowledge of Seller and the Acquired Companies, no executive, key employee, or group of employees has any plans to terminate employment with the Acquired Companies. Except as disclosed in Section 4.21(a) of the Disclosure Letter, to the Knowledge of Seller and the Acquired Companies, no employee has any claim, or basis for any claim, against the Acquired Companies that would reasonably be expected to result in a material Liability of any Acquired Company.

(b) Section 4.21(b) of the Disclosure Letter contains a list of (i) all full, part-time and hourly employees of the Acquired Companies as of a date not more than ten (10) days prior to the date of this Agreement (the “Employees”), (ii) all consultants and other independent contractors to the Acquired Companies who have rendered services material to the business of the Acquired Companies within the last twelve (12) months, and (iii) the directors, executive officers and any advisory board members of the Acquired Companies, if any, including an organizational chart of each. Section 4.21(b) of the Disclosure Letter also sets forth for each Employee the following information as of a date not more than ten (10) days prior to the date of this Agreement: (v) title (if manager level or above), (w) base or hourly compensation, (x) accrued and unused vacation and sick pay (to the extent such vacation and sick pay constitutes an obligation which will be due and payable upon termination of such employee), (y) any severance obligation of the Acquired Companies which may result upon consummation of the transactions contemplated by this Agreement, and (z) bonuses paid or accrued with respect to the current fiscal year in the aggregate for all Employees. Except as set forth on Section 4.21(b) of the Disclosure Letter, and except as provided by Law, the employment of all persons presently employed or retained by each Acquired Company is terminable at will.

(c) During the past five (5) years, the Acquired Companies have not experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the Knowledge of Seller and the Acquired Companies, Threatened. To the Knowledge of Seller and the Acquired Companies, (i) there are no organizational efforts presently being made or Threatened by or on behalf of any labor union with respect to any Employees, and (ii) during the last five (5) years, no union or other labor organization has attempted to organize any current or former employees of the Acquired Companies. Neither Seller, the Acquired Companies nor to their Knowledge any of the ERISA Affiliates are or were a party to any collective bargaining agreement.

(d) Except as disclosed in Section 4.21(d) of the Disclosure letter, there are no claims, controversies, labor disturbances, investigations, Proceedings or complaints pending or, to Knowledge of Seller and the Acquired Companies, Threatened, by any Governmental Authority, any Employees, any party or parties representing any of such Employees, or any former employer of a current Employee, against the Acquired Companies before any court, arbitrator or other tribunal. There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Acquired Companies involving employees now or previously employed by the Acquired Companies that would have a Material Adverse Effect, nor, to the Knowledge of Seller and the Acquired Companies, do any facts or circumstances exist that could provide a reasonable basis for the same.

(e) There has not been with respect to any Acquired Company (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility. None of the employees of any Acquired Company has suffered an “employment loss” (as defined in the WARN Act or any similar state, local or foreign Law) during the ninety-day period prior to the date of this Agreement.

Section 4.22 Intellectual Property.

(a) Each Acquired Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or used in the operation of the business of such Acquired Company as presently conducted. Each item of Intellectual Property owned or used by each Acquired Company immediately prior to the Closing hereunder will be owned or available for use by such Acquired Company on identical terms and conditions immediately subsequent to the Closing hereunder. Each Acquired Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Each Acquired Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller and the managers, directors, officers and employees of such Acquired Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that such Acquired Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and the Acquired Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Acquired Company.

(c) Section 4.22(c) of the Disclosure Letter identifies each patent, if any, and each registration which has been issued to each Acquired Company with respect to any of its Intellectual Property, identifies each pending patent application, if any, and each application for registration which such Acquired Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which such Acquired Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.22(c) of the Disclosure Letter also identifies each trade name or unregistered trademark used by each Acquired Company in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4.22(c) of the Disclosure Letter:

(i) the respective Acquired Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or Threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the respective Acquired Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Section 4.22(d) of the Disclosure Letter identifies each item of Intellectual Property that any third party owns and that any Acquired Company uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.22(d) of the Disclosure Letter:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is Threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) the respective Acquired Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of Seller and each Acquired Company, no Acquired Company will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of such Acquired Company’s business as presently conducted.

Section 4.23 Certain Payments. No Acquired Company or director, officer, agent or employee of any Acquired Company, or to the Knowledge of Seller and the Acquired Companies any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired

Company or any Affiliate of any Acquired Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

Section 4.24 Affiliated Transactions and Certain Other Agreements

(a) Section 4.24(a) of the Disclosure Letter sets forth a list of those persons and entities who are “affiliates” of the Acquired Companies within the meaning of Rule 145 promulgated under the Securities Act or for purposes of Accounting Series Releases 130 and 135 of the SEC (the “Acquired Company Affiliates”).

(b) Other than as set forth on Section 4.24(b) of the Disclosure Letter with reasonable detail, including the names of parties involved and a description of the disclosed transaction, (i) there are no agreements or Liabilities between any Acquired Company, on the one hand, and any officer, employee, director, stockholder of any Acquired Company or any Acquired Company Affiliate, on the other hand, (ii) the Acquired Companies do not provide or cause to be provided any assets, services or facilities to any such officer, employee, director or stockholder of any Acquired Company or any Acquired Company Affiliate; (iii) no officer, employee, director or stockholder of any Acquired Company or Acquired Company Affiliate provides or causes to be provided any assets, services or facilities to the Acquired Companies; and (iv) the Acquired Companies do not beneficially own, directly or indirectly, any investment assets of any current or former officer, employee, director or stockholder of any Acquired Company or Acquired Company Affiliate.

(c) Each of the agreements and Liabilities listed in Section 4.24(b) of the Disclosure Letter were entered into or incurred, as the case may be, on terms no less favorable to the Acquired Companies than if such agreement or liability was entered into or incurred on an arm’s-length basis on competitive terms.

Section 4.25 Customer and Supplier Relationships.

(a) Section 4.25(a) of the Disclosure Letter lists the ten (10) largest customers of the Acquired Companies for the fiscal years ended December 31, 2004 and December 31, 2005 and for the current fiscal year up to the Interim Financial Statements Date. To the Knowledge of Seller and the Acquired Companies and except as set forth on Section 4.25(a) of the Disclosure Letter, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one such customer or group of customers of any Acquired Company or a Material Adverse Change in the relationship of any Acquired Company with such a customer or group of customers.

(b) Section 4.25(b) of the Disclosure Letter lists the ten (10) largest suppliers of the Acquired Companies for the fiscal years ended December 31, 2004 and December 31, 2005 and for the current fiscal year up to the Interim Financial Statements Date. To the Knowledge of Seller and the Acquired Companies, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one such supplier or group of suppliers of any Acquired Company or a Material Adverse Change in the relationship of any Acquired Company with such a supplier or group of suppliers.

Section 4.26 Foreign Corrupt Practices Act. Neither the Acquired Companies nor any officer, director, employee or agent thereof acting on behalf of any Acquired Company has done any act or authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such Person.

Section 4.27 Anti-Takeover Statute. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, regulation or similar Law applies or purports to apply to the authorization, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

Section 4.28 Brokers or Finders. The Acquired Companies and their agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware.

Section 5.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Any and all corporate acts and other proceedings necessary for the due and valid authorization, execution, delivery and performance by Buyer of this Agreement and the exhibits and schedules hereto and the consummation by Buyer of the transactions contemplated hereby have been validly and appropriately taken.

Section 5.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any Law to which Buyer is subject or any provision of its certificate of incorporation or bylaws.

Section 5.4 Brokers’ Fees. Buyer and its agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees, or agents’ commissions, or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

Section 5.5 Availability of Funds. At the Closing, Buyer will have available funds sufficient to allow it to pay its obligations pursuant to Section 2.2 at the times and in the manner set forth in this Agreement. Buyer acknowledges and agrees that Seller is relying on the foregoing representation and covenant in connection with its execution of this Agreement.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1 Seller’s Closing Deliveries. Seller shall deliver, or cause to be delivered, to Buyer at the Closing the following:

(a) a certificate, executed by an executive officer of Seller, to the effect that (i) all representations and warranties made by Seller herein are true and correct in all material respects as of the Closing Date; (ii) Seller has performed in all material respects all obligations and agreements required to be performed by it under this Agreement; and (iii) no Material Adverse Effect has occurred;

(b) a certificate, executed by an executive officer of NTA, to the effect that (i) all representations and warranties made by NTA herein are true and correct in all material respects as of the Closing Date; (ii) NTA has performed in all material respects all obligations and agreements required to be performed by it under this Agreement; and (iii) no Material Adverse Effect has occurred;

(c) a certificate, executed by an executive officer of BMI, to the effect that (i) all representations and warranties made by BMI herein are true and correct in all material respects as of the Closing Date; (ii) BMI has performed in all material respects all obligations and agreements required to be performed by it under this Agreement; and (iii) no Material Adverse Effect has occurred;

(d) certified copies of all filings, notices, approvals, and consents, or waivers thereof, required pursuant to this Agreement;

(e) written documentation in a form satisfactory to Buyer evidencing that all consents, approvals and waivers listed in Sections 4.1(g) and 4.4 of the Disclosure Letter have been obtained;

(f) an execution copy of the action by Seller’s board of directors or similar authority and any actions required by the Acquired Companies’ boards of directors or similar authority approving this Agreement and the transactions contemplated herein;

(g) a duly executed assignment document transferring the Shares from Buyer to Seller in a form reasonably acceptable to Buyer;

(h) the Option Agreement in the form attached hereto as Exhibit A (the “Option Agreement”), duly executed by Seller;

(i) the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit B (the “Non-Competition and Non-Disclosure Agreement”), duly executed by Seller;

(j) the Subscription Agreement in the form attached hereto as Exhibit C (the “Subscription Agreement”), duly executed by BMI;

(k) the License Agreement in the form attached hereto as Exhibit D (the “License Agreement”), duly executed by Seller; and

(l) the Acquired Companies shall have delivered to Buyer a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury regulations Section 1.897-2(h)(2) and in the form and substance reasonably acceptable to Buyer, along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Acquired Companies upon the Closing of the transactions contemplated by this Agreement.

Section 6.2 Buyer’s Closing Deliveries. Buyer shall deliver to Seller at the Closing the following:

(a) the Closing Payment and the Debt Satisfaction Payment;

(b) a certificate, executed by Buyer’s Chief Executive Officer or President, to the effect that (i) all representations and warranties made by Buyer herein are true and correct in all material respects as of the Closing Date and (ii) Buyer has performed in all material respects all obligations and agreements required to be performed by it under this Agreement;

(c) an execution copy of the action by Buyer’s Board of Directors approving this Agreement and the transactions contemplated herein;

(d) the Option Agreement, duly executed by Buyer;

(e) the Non-Competition and Non-Disclosure Agreement, duly executed by Buyer;

(f) the Subscription Agreement, duly executed by Buyer; and

(g) the License Agreement, duly executed by Bellingham Marine Industries, Inc. and acknowledged by Buyer.

ARTICLE VII

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 7.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to each Acquired Company.

Section 7.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company, the other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

Section 7.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Acquired Company from maintaining the same business relationships with such Acquired Company after the Closing as it maintained with such Acquired Company prior to the Closing. Seller will refer all customer inquiries relating to the businesses of each Acquired Company to Buyer from and after the Closing.

Section 7.4 Solicitation of Seller and Target Employees. Seller covenants and agrees that beginning on the Closing Date and continuing for a period of eighteen (18) months thereafter (the “Non-Solicitation Period”), it will not anywhere in the world (the “Non-Solicitation Area”) (i) solicit or hire any of the employees of any Acquired Company who were employed by such Acquired Company prior to the Closing, (ii) interfere with the relationship of any Acquired Company with any such employees, or (iii) personally target or solicit, or assist another to target or solicit, customers of any Acquired Company for activities related to the businesses of the Acquired Companies or influence, or attempt to influence, any of the customers of any Acquired Company not to do business with any Acquired Company; provided, however, that Seller may engage in general solicitations for employees in the ordinary course of business which are directed at the public in general and/or found in general publications for employees. Seller agrees that the restrictions contained in this Section 7.4 are reasonable as to time and geographic scope because of the nature of the business of the Acquired Companies and Seller agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the businesses of the Acquired Companies compete throughout the Non-Solicitation Area. Seller acknowledges that the Acquired Companies are in direct competition with all other companies engaged in the businesses of the Acquired Companies throughout the Non-Solicitation Area, and because of the nature of such businesses, Seller agrees that the covenants contained in this Section 7.4 cannot reasonably be limited to any smaller geographic area.

Section 7.5 Tax Matters.

(a) Tax Returns Filed Prior to the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Companies that are due on or prior to the Closing Date. Prior to filing, Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence not filed prior to execution of this Agreement and shall make such revisions to such Tax Returns as are reasonably requested by Seller. No position shall be taken in any such Tax Return that is inconsistent with the past practice of the Acquired Companies without Buyer’s written consent.

(b) Tax Returns for Tax Periods Ending On or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Except to the extent required by applicable Law, no position shall be taken in any such Tax Return that is inconsistent with the past practice of the Acquired Companies without Seller’s written consent. Seller shall pay to Buyer, within fifteen (15) days after the date on which Taxes are paid with respect to such periods, that amount equal to such Taxes of each of the Acquired Companies with respect to such periods; provided, however, that Seller shall not make any payment to Buyer with respect to any such Taxes which were reserved for on the Interim Financial Statements or Taxes incurred by the Acquired Companies in the Ordinary Course of Business after the date of such Interim Financial Statements.

(c) Tax Returns for Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods, that amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date; provided, however, that Seller shall not make any payment to Buyer with respect to any such Taxes which were reserved for on the Interim Financial Statements or Taxes incurred by the Acquired Companies in the Ordinary Course of Business after the date of such Interim Financial Statements. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 8.3 hereof. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Except to the extent required by applicable Law, no position shall be taken in any such Tax Return which is inconsistent with the past practice of the Acquired Companies without Seller’s written consent.

(d) Cooperation on Tax Matters. Seller, Buyer and the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation. Seller shall provide Buyer with (i) evidence satisfactory to Buyer that such Transfer Taxes have been paid by Seller and (ii) a clearance certificate or similar document(s) which may be required by any state Governmental Authority to relieve the Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(f) Amended Returns. Except to the extent reasonably necessary to address any audit or claim or the outcome thereof, or to the extent required by applicable Law, Buyer shall not file, and shall not permit the Acquired Companies to file, any amended Tax Return with respect to any Pre-Closing Tax Period.

Section 7.6 Access to Records. Following the Closing, Buyer shall permit Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books and records of the Acquired Companies for periods prior to the Closing Date, to the extent that such access may reasonably be required: (i) in connection with the preparation of Seller’s accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any tax audits, or (iii) in connection with any suit, claim, action, proceeding or investigation relating to the Acquired Companies; provided that Seller shall reimburse Buyer promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Buyer in connection with any such request.

Section 7.7 Use of Proceeds. Seller will not conceal, gift or otherwise dispose of any cash consideration received by Seller pursuant to this Agreement in a manner that may prejudice the rights of any creditor of Seller.

Section 7.8 Further Assurances. In the case at any time after the Closing that any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of Buyer and Seller shall take any such reasonably necessary action.

Section 7.9 Composition of NTA Board. Concurrent with the Closing, NTA shall take all actions necessary to increase the authorized members of NTA’s board of directors to five (5) members. For a period beginning on the Closing Date and ending five (5) years thereafter, two (2) of the five (5) NTA board members shall consist of representatives of Seller nominated by Seller, which representatives shall be reasonably acceptable to Buyer. The initial designees of Seller shall be Shinichi Nishida and Masaru Murata, which are acceptable to Buyer.

Section 7.10 D&O Insurance. For six years from the Closing Date, Buyer shall, or shall cause BMI to, cause to be maintained in effect for the benefit of BMI’s directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Closing (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of BMI on terms with respect to coverage and in amounts no less favorable than those of BMI’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Buyer shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by BMI for such coverage; provided, further, that if the annual premiums for such insurance coverage exceed 200% of such annual premium, Buyer shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Buyer may satisfy its obligations under this Section 7.10 by purchasing a “tail” policy, which (i) has an effective term of six years from the Closing, (ii) covers each person currently covered by BMI’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing, and (iii) contains terms that are no less favorable than those of BMI’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for one (1) year following the Closing, except with respect to representations and warranties contained in Sections 4.1(c) (Share Ownership), 4.5 (Capitalization), 4.12 (Taxes), 4.13 (Employee Benefits) and 4.20 (Environmental, Health and Safety Matters) hereof, which shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). By “survival” the Parties do not intend to suggest that any representation or warranty hereunder is made at any time other than the times specified herein (as of the date of this Agreement and as of the Closing Date). The covenants and agreements of the Parties contained herein shall survive in accordance with their respective terms. The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation, warranty, claim or agreement. So long as an Indemnified Party gives notice of an indemnification claim on or before the expiration of the applicable Survival Period, such Indemnified Party shall be entitled to pursue its rights to indemnification under Sections 8.2, 8.3 or 8.4 hereof, as applicable. No party hereunder shall have any liability under this Article VIII for any indemnification claim made after the expiration of the applicable Survival Period. In the event notice of any claim for indemnification under Sections 8.2, 8.3 or 8.4 hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such claim shall survive the end of the Survival Period of such representations, warranties, covenants and agreements until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to such party, nor shall such a claim be adversely affected by such party’s Knowledge on or before the Closing Date of any breach of the type specified in Section 8.2, 8.3 or 8.4 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

Section 8.2 Indemnification of Buyer. Subject to the provisions of this Article VIII, Seller shall indemnify, defend, save and keep Buyer and its respective Affiliates (including each Acquired Company), their respective officers, directors, successors and assigns (collectively, the “Buyer Indemnitees”), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including without limitation, reasonable attorneys’ fees, court costs and other fees, disbursements and expenses, whether payable in cash, property or otherwise (collectively, “Damages”) sustained or incurred by any of the Buyer Indemnitees to the extent they are a result of, arise out of or are by virtue of: (i) any breach of, or inaccuracy in, any representation or warranty, or non-fulfillment of any agreement or covenant on the part of any Acquired Company or Seller, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by any Acquired Company or Seller to Buyer in connection herewith, (ii) any claim or cause of action for fraudulent transfers relating to any matter occurring on or prior to the Closing Date under any Law and by or for the benefit of Seller or any Acquired Company; (iii) any claim related to any Bankruptcy or Insolvency Proceeding of Seller; (iv) any claim by any employee of the Acquired Companies for any payments or benefits as a result of the termination of his or her employment with an Acquired Company or its successors under any Contract dated prior to the Closing Date to which any Acquired Company and such participant are parties or under any severance policy, practice or plan of the Acquired Companies, as applied to such participant prior to, on, or on the date following the Closing Date; and (v) any Environmental Actions relating to, arising out of or resulting from the Environmental Conditions of any Seller Facility on or prior to the Closing Date. Such obligations apply regardless of the presence of a Third Party Claim (as defined below). For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any Party in this Agreement or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

Section 8.3 Indemnification for Taxes. Seller shall indemnify, save and hold Buyer harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to (a) any Taxes of any of the Acquired Companies with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), and (b) the unpaid Taxes of any Person (other than any of the Acquired Companies) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Notwithstanding any provision in this Agreement to the contrary, Seller shall not be responsible for and shall not indemnify, save and hold Buyer harmless from any Taxes reserved for on the Interim Financial Statements or Taxes incurred by the Acquired Companies in the ordinary course of business after the date of such Interim Financial Statements. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

Section 8.4 Indemnification of Seller. Subject to the provisions of this Article VIII, Buyer shall indemnify, defend, save and keep Seller and its Affiliates (other than the Acquired Companies), and their respective officers, directors, successors and assigns (collectively, the “Seller Indemnitees”) harmless against and from all Damages sustained or incurred by Seller Indemnitees to the extent they are a result of, arise out of or are by virtue of any misrepresentations, breach of any representation or warranty, or non-fulfillment of any agreement or covenant on the part of Buyer, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Seller pursuant hereto or in any closing document delivered by Buyer to Seller in connection herewith, or the nonpayment or nonperformance of any Liabilities or obligations of the Acquired Companies. Such obligations apply regardless of the presence of a Third Party Claim (as defined below). For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any party in this Agreement or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

Section 8.5 Procedures for Indemnification.

(a) If a claim for Damages (an “Indemnity Claim”), other than Third-Party Claims under Section 8.5(b) below, is to be made by a Person entitled to indemnification under this Article VIII (an “Indemnified Party”), such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the Seller or Buyer, as applicable (each an “Indemnifying Party”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Article VIII. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be deemed to have accepted the Notice and the Indemnifying Party shall be deemed to have agreed to pay the

Damages at issue if the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice. If the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice, the Indemnifying Party shall promptly pay to the Indemnified Party the amount sufficient to pay the Damages.

(b) If an Indemnity Claim is to be made by an Indemnified Party entitled to indemnification hereunder in respect of, arising out of or involving a claim made by any third party (each, a “Third-Party Claim”) against the Indemnified Party, the Indemnified Party shall give a Notice to the Indemnifying Party as soon as practicable after becoming aware of such Third-Party Claim. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure. After such Notice, if the Indemnifying Party acknowledges in writing to an Indemnified Party that the Indemnifying Party is liable and has indemnity obligations for any Damages resulting from any such Third-Party Claim (and, in the case Seller is the Indemnifying Party, if Buyer consents, which consent may be withheld in Buyer’s sole and absolute discretion, and, further, in the case Buyer is the Indemnifying Party, if Seller consents, which consent may be withheld in Seller’s sole and absolute discretion), then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include the Indemnified Party and the Indemnifying Party, and any such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, provided that any such compromise or settlement shall provide for the absolute and unconditional release of the Indemnified Parties from any Liability with respect to such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim (to the extent permitted above), the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice (whether as a result of its election not to assume such defense or, as applicable, the refusal of Buyer or Seller to grant a request of the other to assume such defense), the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement; provided, however, that the Indemnifying Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.5 and for any final judgment (subject to any right of appeal), and each Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

Section 8.6 Resolution of Conflicts and Claims.

(a) If an Indemnifying Party objects in writing to any Indemnity Claim for indemnification made by an Indemnified Party in any written Notice (an “Objection Notice”), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and Seller and Buyer shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement is reached after good faith negotiation, either Seller or Buyer may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third-Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, Seller and Buyer agree to employ a mediator to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The mediator shall be a corporate attorney practicing in Orange County, California, with at least fifteen (15) years experience in mergers and acquisitions. The fees and expenses of the mediator shall be shared equally by Seller and Buyer. If, after mediation efforts, Seller and Buyer should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties. If after reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any other remedy available to such party.

Section 8.7 Payment of Damages.

(a) All amounts under this Article VIII shall be paid within five (5) calendar days after such amount is determined either by mutual agreement of the parties or pursuant to the mediation proceeding described in Section 8.6(b) of this Agreement or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

(b) Any claims for Damages asserted by Buyer or any Indemnified Party affiliated with Buyer shall be satisfied by payment of cash or other immediately available funds from Seller to Buyer. Any claims for Damages asserted by Seller or any Indemnified Party affiliated with Seller (but not an Acquired Company) shall be satisfied by Buyer’s payment of cash or other immediately available funds.

Section 8.8 Limitations on Indemnity. An Indemnifying Party shall not have any liability for indemnification pursuant to this Article VIII unless and until the aggregate amount of all Damages which are incurred or suffered by the Indemnified Party exceeds Fifty Thousand Dollars ($50,000) (the “Threshold”); provided, however, that in the event the aggregate amount of Damages for which such Indemnified Party is seeking indemnification exceeds the Threshold, such Indemnified Party shall be entitled to recover the full amount of such Damages, including the Damages comprising the Threshold. An Indemnifying Party shall not be liable for any Damages, or be required to make payments for indemnification, in an aggregate amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Cap”). In addition, an Indemnifying Party shall not be liable for any Damages, or be required to make payments for indemnification, to the extent the subject matter of the claim is covered by insurance and such insurance proceeds have been actually received by the Indemnified Party (net of any costs and expenses incurred in obtaining such insurance proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the Indemnifying Party. An Indemnified Party shall use reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which such Indemnified Party seeks indemnification under this Article VIII. Notwithstanding anything to the contrary herein, if an Indemnified Party is seeking, or is entitled to seek, indemnification from an Indemnifying Party for Damages due to the such Indemnifying Party’s fraud or willful misconduct, the limitations in this Section 8.8 (including the Threshold and the Cap) shall not be applicable to, or otherwise limit an Indemnified Party’s recovery for, such claim.

Section 8.9 Release by Seller. Seller, as of the Closing Date, hereby releases and discharges each Acquired Company and its employees, owners, assets, members, managers, officers and directors from, and agrees and covenants that in no event will Seller commence any litigation or other legal or administrative proceeding against such Acquired Company or any of its employees, owners, assets, members, managers, officers or directors, either in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual, consequential, or otherwise, past, present and future, arising out of or in any way connected with their ownership of the Shares or under any agreement or Contract prior to or at the Closing Date. Notwithstanding this Section 8.9, Seller does not release any Acquired Company under this Section 8.9 from and against any Liability (i) for which Buyer has asserted an Indemnity Claim and (ii) which is covered by a third-party insurance policy held by Seller and Seller has been advised by such third-party insurance carrier that the release of such Liability will result in non-coverage of the Liability represented by the Indemnity Claim, but in any case only to the extent such Liability is subject to an Indemnification Claim.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other Party; provided, however, that any Party may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of the National Association of Securities Dealers Automated Quotations (“NASDAQ”) (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). At or after the execution of this Agreement, Seller and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement.

Section 9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 9.3 Entire Agreement. This Agreement (including the documents the forms of which are attached as exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, representations or obligations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, other than the Non-disclosure Agreement between Buyer and Seller dated as of June 20, 2006.

Section 9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of when actually received and five business days after it is sent either by (a) overnight courier, or (b) registered or certified mail (return receipt requested, postage prepaid) and addressed to the intended recipient as set forth below:

If to Seller:	Nishida Tekko Corporation 4541 Matsuyama Cho, Uto City Kumamoto, Japan Telephone: + 81-964-23-1111 Facsimile: + 81-964-26-1000 Attn: Mr. Shinichi Nishida, President & Representative Director

Copy to:	Garvey Schubert Barer Eighteenth Floor 1191 Second Avenue Seattle, WA 98101-2939 Telephone: (206) 464-3939 Facsimile: (206) 464-0125 Attn: Sara P. Sandford, Esq.

If to Buyer:	Ambassadors Marine Group, LLC 1071 Camelback Street Newport Beach, CA 92660 Telephone: (949) 759-5900 Facsimile: (949) 759-5901 Attn: Joseph J. Ueberroth, President

Copy to:	Latham & Watkins 650 Town Center Drive Twentieth Floor Costa Mesa, California 92626-1925 Telephone: (714) 540-1235 Facsimile: (714) 755-8290 Attn: Charles K. Ruck, Esq. Kevin B. Espinola, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9 Amendments, Modifications and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11 Expenses. Each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the negotiation, execution and delivery of this Agreement and all documents related hereto and any expenses related to the due diligence investigation. Seller agrees that none of the Acquired Companies has borne and will not bear any of Seller’s costs and expenses (including any of Seller’s legal fees and expenses), and Seller will not bear any of the Acquired Companies’ costs and expenses (including any of the Acquired Companies’ legal fees and expenses), which shall not exceed $50,000, in connection with this Agreement or any of the transactions contemplated hereby.

Section 9.12 Construction. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 9.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Party and the matter (subject to the provisions set forth in Section 9.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.15 Arbitration. Except for with respect to disputes, claims or controversies arising under Article VIII, the Parties shall negotiate in good faith to resolve any dispute, claim, or controversy of any nature arising out of or relating to this Agreement or the transactions contemplated or consummated hereunder, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute”). If no resolution of such Dispute can be reached after good faith negotiation and prior to 30 days after delivery of notice of such Dispute, any Party may demand arbitration of the Dispute. In any such arbitration, the Parties agree to employ an arbitrator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such Dispute according to the Rules of Commercial Arbitration. The arbitrator shall be a corporate attorney practicing in Orange County, California, with at least fifteen (15) years experience in acquisitions. In the event that, within 30 days after the submission of any Dispute to arbitration, the Parties cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, each Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator, and rulings of a majority of the three shall be the rulings of the arbitrators as a panel. If one Party fails to select an arbitrator during this 15 day period, then the Parties agree that the arbitration will be conducted by one arbitrator selected by the other Party. The fees and expenses of the arbitrator(s) shall be shared equally by the Parties. The arbitrator(s) may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator(s) shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was refused or objected to without substantial justification. The award of the arbitrator(s) shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to the revocation on grounds of fraud or clear bias on the part of the arbitrator(s). Notwithstanding anything contained in this Section 9.15 to the contrary, each Party shall have the right to institute judicial proceedings, subject to Section 9.16, against the other Party or anyone acting by, through or under such other party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or other relief.

Section 9.16 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any federal court sitting in the State of California and the County of Orange, in any action or Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 above. Nothing in this Section 9.16, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 9.17 Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this STOCK PURCHASE AGREEMENT as of the date first above written.

AMBASSADORS MARINE GROUP, LLC

By:	/s/ Joseph J. Ueberroth
President and Chief Executive Officer

NISHIDA TEKKO CORPORATION

By:	/s/ Shinichi Nishida
President & Representative Director

NISHIDA TEKKO AMERICA CORPORATION

By:	/s/ Masaru Murata
Secretary/Treasurer

BMI ACQUISITION COMPANY

By:	/s/ Paul J. Chapman
Vice President of Finance